CERTIFICATE OF AMENDMENT
                                      OF
                      AGREEMENT AND DECLARATION OF TRUST
                                      OF
                     ADJUSTABLE RATE SECURITIES PORTFOLIOS

The undersigned certify that:

1. They constitute a majority of the Board of Trustees of ADJUSTABLE RATE SECURITIES PORTFOLIOS, a Delaware business trust (the "Trust")

2. They hereby adopt the following amendment to the Agreement and Declaration of Trust of the Trust (the "Declaration of Trust")

    Article I, Section 1 is hereby amended to read as follows:

    Section 1. Name. This Trust shall be knows as the ADJUSTABLE RATE SECURITIES PORTFOLIOS and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

3. This amendment is made pursuant to Article VIII, Section 4 of the Declaration of Trust which empowers the Trustees to restate and/or amend such Declaration of Trust at any time by an instrument in writing signed by a majority of the then Trustees.

    IN WITNESS WHEREOF, the Trustees named below do hereby set their hands as of the 18th day of April, 1995.

/s/ Frank H. Abbott                 /s/ Charles E. Johnson
Frank H. Abbott                     Charles E. Johnson

/s/ Harris J. Ashton                /s/ Rupert H. Johnson, Jr.
Harris J. Ashton                    Rupert H. Johnson, Jr.

/s/ S. Joseph Fortunato             /s/ Frank W.T. LaHaye
S. Joseph Fortunato                 Frank W.T. LaHaye

/s/ David W. Garbellano             /s/ William J. Lippman
David W. Garbellano                 William J. Lippman

/s/ Charles B. Johnson              /s/ Gordon S. Macklin
Charles B. Johnson                  Gordon S. Macklin